Exhibit 99.1

Contacts:

Diametrics Medical, Inc.

David B. Kaysen, CEO

W. Glen Winchell, CFO

(651) 639-8035

DIAMETRICS MEDICAL, INC. ANNOUNCES NEW FINANCING

ST. PAUL, Minn., June 3, 2004 – Diametrics Medical, Inc. (OTC BB: DMED) today announced that it has secured new financing of $1.5 million dollars through the sale of 15,000 shares of Series G preferred stock and warrants. As a part of this financing, the company’s current convertible note holders have deferred interest payments on the notes and certain other expenses until the end of this calendar year.

10,000 shares of the Series G preferred stock were purchased by several funds managed by Mercator Advisory Group (MAG). In addition, 5,000 shares were purchased by BCC Acquisition II LLC, an entity affiliated with Bay City Capital (BCC).

“We are very pleased to have secured this financing from MAG and BCC,” said David B. Kaysen, President and CEO of Diametrics. Kaysen went on to say, “This is our third round of financing with MAG and we certainly appreciate their continued support of our efforts here at Diametrics. In addition, we are particularly pleased to have BCC, an existing long-term investor, join in this financing.”

Kaysen also said, “These funds will be used for general corporate purposes as we complete a thorough strategic review and positioning of Diametrics for the future.”

About the Company

Diametrics Medical, Inc. develops, manufactures and distributes blood and tissue monitoring systems that provide continuous diagnostic information at the point-of-patient care. The Company believes that use of its systems will result in more timely decisions by providing accurate and continuous test results at the patient’s bedside, thereby reducing the time spent in critical care settings.

Cautionary Statement

All statements other than historical facts included in this release regarding future operations, and particularly on the outlook for 2004, are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of Diametrics Medical, Inc. and on information currently available to management. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in the Company’s filings with the SEC, including:

•	The possibility that we may be unable to raise the additional funds necessary to implement our new sales and marketing strategy and achieve positive cash flow from operations;

•	The difficulties in predicting the amount and timing of consumer acceptance of our systems in new accounts, including our expanded focus on neonatal and biotech opportunities;

•	The reliance on results of our international operations;

•	The effect of fluctuating exchange rates on our international results; and

•	Changes in, and our compliance with, regulation and industry practice that affects the way we manufacture and distribute our products.

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